Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adaptimmune Therapeutics plc (formerly Adaptimmune Therapeutics Limited):

We consent to the use of our report dated March 17, 2015, with respect to the balance sheet of Adaptimmune Therapeutics Limited as of December 31, 2014 incorporated by reference herein.

/s/ KPMG LLP
Reading, United Kingdom
6 May 2015